UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
Rule 13d-1(c))

MDI, INC.
(Name of Issuer)

Common Stock, $0.01 par value
(Title of Class of Securities)

552705105
(CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[   ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.:  552705105

1.           NAME OF REPORTING PERSONS & I.R.S. IDENTIFICATION NOS. (entities only)

Ridgemont Investment Group LLC

2.           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) [  ]
(b) [  ]

3.           SEC USE ONLY

4.           CITIZENSHIP OR PLACE OF ORGANIZATION
Texas

NUMBER OF    5. SOLE VOTING POWER - 2,335,000
SHARES
BENEFICIALLY   6. SHARED VOTING POWER - 0
OWNED BY
REPORTING    7. SOLE DISPOSITIVE POWER -2,335,000
PERSON
         8. SHARED DISPOSITIVE POWER - 0

9.           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,335,000

10.           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES[_]

11.           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.2%

12           TYPE OF REPORTING PERSON
CO

CUSIP NO.:  552705105

1.           NAME OF REPORTING PERSONS & I.R.S. IDENTIFICATION NOS. (entities only)

Ridgemont Holdings, Ltd.

2.           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) [  ]
(b) [  ]

3.           SEC USE ONLY

4.           CITIZENSHIP OR PLACE OF ORGANIZATION
Texas

NUMBER OF    5. SOLE VOTING POWER - 1,088,675
SHARES
BENEFICIALLY   6. SHARED VOTING POWER - 0
OWNED BY
REPORTING    7. SOLE DISPOSITIVE POWER - 1,088,675
PERSON
          8. SHARED DISPOSITIVE POWER - 0

9.           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,088,675

10.           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES[_]

11.           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.9%

12           TYPE OF REPORTING PERSON
PN

CUSIP NO.:  552705105

1.           NAME OF REPORTING PERSONS & I.R.S. IDENTIFICATION NOS. (entities only)

R-2 Holdings LLC

2.           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) [  ]
(b) [  ]

3.           SEC USE ONLY

4.           CITIZENSHIP OR PLACE OF ORGANIZATION
Texas

NUMBER OF    5. SOLE VOTING POWER - 500,000
SHARES
BENEFICIALLY   6. SHARED VOTING POWER - 0
OWNED BY
REPORTING    7. SOLE DISPOSITIVE POWER - 500,000
PERSON
         8. SHARED DISPOSITIVE POWER - 0

9.           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

500,000

10.           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES[_]

11.           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.3%

12           TYPE OF REPORTING PERSON
CO

CUSIP NO.:  552705105

1.           NAME OF REPORTING PERSONS & I.R.S. IDENTIFICATION NOS. (entities only)

John H. Roberts

2.           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) [  ]
(b) [  ]

3.           SEC USE ONLY

4.           CITIZENSHIP OR PLACE OF ORGANIZATION
Texas

NUMBER OF    5. SOLE VOTING POWER - 850,000
SHARES
BENEFICIALLY   6. SHARED VOTING POWER - 0
OWNED BY
REPORTING    7. SOLE DISPOSITIVE POWER - 850,000
PERSON     8. SHARED DISPOSITIVE POWER - 0

9.           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

850,000

10.           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES[_]

11.           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.3%

12           TYPE OF REPORTING PERSON
IN

CUSIP NO.:  552705105

Item 1.

Item 1(a)                      Name of Issuer: MDI, Inc. (the “Company”)

Item 1(b)                      Address of Issuer’s Principal Executive Offices:

10226 San Pedro Avenue
The MDI Building
San Antonio, Texas  78216

Item 2.

Item 2(a)                      Name of Persons Filing:

Ridgemont Investment Group LLC
Ridgemont Holdings, Ltd.
R-2 Holdings, LLC
John H. Roberts

Item 2(b)                      The address or principal business office of each of  the Persons Filing is 4040 Broadway,
San Antonio, Texas.

Item 2(c)                      Citizenship:

Ridgemont Investment Group LLC is a limited liability company organized under the laws of Texas.
Ridgemont Holdings, Ltd. is a limited partnership organized under the laws of Texas.
R-2 Holdings, LLC is a limited liability company organized under the laws of Texas.
John H. Roberts is a citizen of the United States.

Item 2(d)                      Title of class of securities: Common Stock, $0.01 par value

Item 2(e)                      CUSIP No.: 552705105

Item 3.                      If this statement is filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c), check whether the person filing is a:

(a)  [ ]                      Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)  [ ]                      Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)  [ ]                      Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)  [ ]                      Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)  [ ]                      An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)  [ ]                      An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)  [ ]                      A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)  [ ]                      A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)  [ ]                      A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)  [ ]                      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box.  [X]

Item 4.                      Ownership.

The percentages used in Item 4 are calculated based upon the 37,643,385 shares of common stock outstanding, as reflected in the Company's Form 10-Q, as filed on August 12, 2008.

The information in items 1 and 5 through 11 on the cover pages on this Schedule 13G is hereby incorporated by reference.

Item 5.                      Ownership of Five Percent or Less of a Class.

If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [  ]

Item 6.                      Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.                      Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not Applicable.

Item 8.                      Identification and Classification of Members of the Group. Not Applicable.

Item 9.                      Notice of Dissolution of a Group. Not Applicable.

Item 10.                      Certifications.

Item 10(a)                                Not Applicable.

Item 10(b)                                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO.:  552705105

Signature

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated as of August 14, 2008

 /s/ John H. Roberts
John H. Roberts, individually

Ridgemont Investment Group LLC

By: /s/ John H. Roberts
Name: John H. Roberts
Title: Manager

Ridgemont Holdings, Ltd.

By: /s/ John H. Roberts
Name: John H. Roberts
Title: Manager

R-2 Holdings, LLC

By: /s/ John H. Roberts
Name: John H. Roberts
Title: Manager

CUSIP NO.:  552705105

EXHIBIT 99.1

AGREEMENT FOR JOINT FILING PURSUANT TO RULE
13d-1(k)(1) UNDER THE SECURITIES EXCHANGE ACT OF 1934

Pursuant to 17 CFR 240.13d-1(k)(1) under the Securities Act of 1934, the undersigned, by their respective signatures affixed hereto, do hereby agree in writing that this Schedule 13G be and is filed on behalf of each of them.  The undersigned further recognize that each of them is responsible for the timely filing of this Schedule 13G and any amendments hereto, and for the completeness and accuracy of any information concerning them contained herein.  The undersigned further constitute and appoint Richard A. Larsen, as lawful attorney-in-fact and agent to execute and file this Schedule 13G and any amendments hereto on their behalf.

Dated as of August 14, 2008

/s/ John H. Roberts
John H. Roberts, individually

Ridgemont Investment Group LLC

By: /s/ John H. Roberts
Name: John H. Roberts
Title: Manager

Ridgemont Holdings, Ltd.

By: /s/ John H. Roberts
Name: John H. Roberts
Title: Manager

R-2 Holdings, LLC

By: /s/ John H. Roberts
Name: John H. Roberts
Title: Manager